AMENDMENT TO INVESTMENT ADVISORY CONTRACT
THIS AMENDMENT to the Investment Advisory Contract, is made as of May 24, 2017, between Guggenheim Variable Funds Trust, a Delaware statutory trust (the “Trust”), and Security Investors, LLC, a Kansas limited liability company (the “Management Company”).
WHEREAS, the Trust, on behalf of Series Z (Alpha Opportunity Series), a series of the Trust (the “Series”), and the Management Company are parties to an Investment Advisory Contract made as of September 22, 2014 (the “Agreement”); and
WHEREAS, the parties hereby wish to amend the Agreement to reflect a reduction in the advisory fee for the Series.
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, it is agreed between the parties hereto as follows:
1.    The compensation payable by the Series to the Management Company pursuant to Section 5(a) of the Agreement is revised effective as of May 31, 2017 to provide that Series Z (Alpha Opportunity Series) shall pay the Management Company an annual fee computed on a daily basis equal to 0.90 percent of the average daily closing value of the net assets of Series Z (Alpha Opportunity Series).
2.    Except as otherwise set forth herein, the terms and conditions of the Agreement shall remain in full force and effect.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

GUGGENHEIM VARIABLE FUNDS TRUST By: ______________ Name: Amy J. Lee______________ Title: Chief Legal Officer and Vice President Attest: ______________ Name: Michael P. Megaris________	SECURITY INVESTORS, LLC By: ______________ Name: Amy J. Lee_______________ Title: Secretary and Senior Vice President Attest: ______________ Name: Michael P. Megaris________

[Signature Page to Amendment to Investment Advisory Contract]